Exhibit 99.1

N E W S R E L E A S E	July 21, 2003

Subject:	MAJOR BONTEX STOCK TRANSACTION

Source:	James C. Kostelni, Chairman of the Board and CEO

BONTEX, INC. One Bontex Drive, Buena Vista, VA 24416 Tel 540/261-2181 Fax 540/261-3784 E-mail bontex@bontex.com

Bontex SA Belgium Bontex Italia Bontex De Mexico Bontex Hong Kong

http://www.bontex.com

Bontex, Inc. (BOTX.PK) announced today the completion on July 14, 2003, of a private transaction involving 843,082 shares of the Company’s common stock, $0.10 par value per share, among the Company’s largest shareholders, the Estate of Marie G. Surmonte and two trusts under the will of Hugo N. Surmonte, Patricia S. Tischio and Dolores S. Kostelni, beneficiaries under the estate and the trusts, and Wachovia Bank, National Association, co-executor of the estate and trustee of the trusts. As a result of this transaction, Ms. Kostelni has purchased 421,541 shares from Ms. Tischio, and, along with two trusts for her benefit, will receive a distribution of the remaining 421,541 shares. Following the completion of the transaction, Ms. Kostelni beneficially owns 863,782 shares (or 54.92%) of the Company’s outstanding common stock.

As consideration for receipt of the shares, Ms. Kostelni has agreed to pay the federal and state estate and inheritance tax obligations and associated expenses with respect to the Estate of Marie G. Surmonte. The payment of these obligations is secured, in part, by a pledge of the shares acquired in the transaction to Wachovia Bank, National Association.

Except for historical data set forth herein, the following discussion contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements include, without limitation, statements about financing plans, cash flows, availability of capital, growth opportunities, benefits from new technologies, financial condition, capital expenditures, future results of operations or market conditions and involve certain risks, uncertainties and assumptions. The words “estimate”, “project”, “intend”, “expect”, “believe”, and similar expressions are intended to identify forward-looking statements. These and other forward-looking statements are found at various places throughout this report, and you are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements should, therefore, be considered in light of various relevant factors. Actual results may differ materially from these forward-looking statements. Factors that could cause or contribute to those difference include, but are not limited to, the death of footwear manufacturing in the USA because of unfair competition from China, excessive worldwide footwear inventories, a shrinking U.S. domestic market for Bontex products, decreased sales to key customers, increased competition from non-woven materials, and reduction of prices by competitors, the increase in the relative price of Bontex’s products due to foreign currency devaluations, increased pulp and latex prices, capital illiquidity, unexpected foreign tax liabilities, the impact of any unusual items resulting from ongoing evaluations of the Company’s business strategies, decreases in the Company’s borrowing base, increased funding requirements for the Company’s pension plan, inability to recover deferred tax assets, a market shift in demand from higher-quality products to more economical grade products with lower profit margins, higher energy prices, and increased costs of complying with environmental laws, and the impact of changes in political, economic or other factors, legal and regulatory changes or other external factors over which the company has no control, including uncertainties in the marketplace due to terrorism, SARS, and the threat of war on the Korean Peninsula.